Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE
To the Shareholders of Corel Corporation:
In our opinion, the financial statement schedule included in Financial Statement Schedule 2 represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Ottawa, Canada
February 23, 2007

Corel Corporation
Schedule II — Valuation and Qualifying Accounts
(in thousands of USD)

	Balance at Beginning of Period	Additions charged to Expenses or Revenue	Deductions, Returns, and Writeoffs	Balance at End of Period
Allowance for Doubtful Accounts
Year ended November 20, 2006	1,117	198	312	1,003
Year ended November 30, 2005	1,033	528	444	1,117
Year ended November 30, 2004	1,584	(89)	462	1,033

Promotional rebates
Year ended November 30, 2006	1,048	11,124	9,370	2,803
Year ended November 30, 2005	1,614	5,282	5,848	1,048
Year ended November 30, 2004	1,447	3,140	2,973	1,614

Allowance for Sales Returns
Year ended November 30, 2006	6,900	11,919	10,795	8,024
Year ended November 30, 2005	10,492	8,316	11,908	6,900
Year ended November 30, 2004	10,290	8,637	8,435	10,492